Exhibit 99.1

Contact:  Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
          (360) 533-4747
          www.timberlandbank.com

    Timberland Bancorp Earns $1.08 Million in Fiscal Second Quarter 2011
     EPS Increased to $0.12; Total Risk Based Capital Increased to 16.7%;
                               NPA Ratio Improves

HOQUIAM, WA - April 26, 2011 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported fiscal 2011 second quarter earnings of $1.08 million. Net income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $819,000, or $0.12 per diluted common share. This compares to net income to common shareholders of $1.10 million, or $0.16 per diluted common share for the quarter ended December 31, 2010 and a net loss to common shareholders of $(3.44 million), or $(0.51) per diluted common share for the
quarter ended March 31, 2010.   Net income of $2.44 million was recorded for
the first half of fiscal year 2011 compared to a net loss of $(2.95 million) for the same period in the prior fiscal year. Net income available to shareholders for the first half of fiscal 2011 after the preferred stock dividend and discount accretion was $1.92 million, or $0.28 per diluted common share, compared to a loss of $(3.47 million), or $(0.52) per common share, in the like period one year ago.

"Our profitability, operating efficiencies and capital strength all improved in the first half of this fiscal year reflecting both the progress we have made internally and the improving local economies in which we operate," said Michael R. Sand, President and CEO. "Timberland's profitability for the first half of its current fiscal year represents a substantial increase in operating results compared to the prior year's comparable fiscal period. Previously strong capital ratios have continued to strengthen as we continue to adjust our asset mix and produce profitable quarters. During the most recent quarter we were successful in profitably reducing our OREO assets by 20% and in reducing our non-interest expense relative to both the quarter immediately prior and the comparable quarter in the prior fiscal year." Net loans outstanding grew during the quarter compared to the prior quarter in a particularly competitive market. "We are encouraged by the positive economic news in our primary markets and the addition of a well known and respected commercial banker to our commercial banking group in the Puget Sound region," Sand also stated.

Fiscal Second Quarter 2011 Highlights (at or for the period ended March 31, 2011, compared to March 31, 2010, or December 31, 2010):
   * Net income increased to $1.08 million from a net loss of $(3.18 million) one year ago;
   * Earnings per common diluted share increased to $0.12 from a loss of $(0.51) per diluted common share one year ago;
   * Capital levels remain very strong: Total Risk Based Capital of 16.70%; Tier 1 Leverage Capital Ratio of 11.37%; Tangible Capital to Tangible Assets Ratio of 11.04%, all solidly above well capitalized levels;
   *   Net interest margin remained strong at 3.78%;
   * Non-performing assets to total assets ratio decreased to 5.04% at March 31, 2011 from 5.87% at December 31, 2010 and from 6.66% at March 31, 2010;
   * Speculative one- to four-family construction loans, multi-family construction loans and land development loans now comprise less than 2.0% of the loan portfolio;
   * Total construction and land development loans decreased 35% year-over-year and now account for only 12% of total loans;
   * Net charge-offs for the quarter decreased to $651,000; down 81% year-over-year;


Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.70%, a Tier 1 leverage capital ratio of 11.37% and a tangible capital to tangible assets ratio of 11.04% at March 31, 2011.

Timberland provisioned $700,000 to its loan loss allowance during the quarter ended March 31, 2011. Net charge-offs for the quarter declined 81% to $651,000 compared to $3.4 million for the comparable quarter one year prior. Non-accrual loans

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Timberland Q2 Earnings
April 26, 2011
Page 2

decreased to $23.7 million at March 31, 2011 from $26.2 million at December 31, 2010 and were comprised of 76 loans and 57 credit relationships. By category: 48% of non-accrual loans are secured by land and land development properties; 27% are secured by commercial properties; 16% are secured by residential properties; 8% are secured by residential construction projects, and 1% of non-accrual loans are secured by consumer assets. The loan loss allowance of $11.8 million represented 2.19% of loans receivable and loans held for sale at March 31, 2011. Total delinquent loans (past due 30 days or more) and non-accrual loans were $52.8 million at March 31, 2011 compared to $51.3 million one year ago and $42.9 million at December 31, 2010. The non-performing assets ("NPAs") to total assets ratio improved to 5.04% at March 31, 2011 compared to 5.87% at December 31, 2010 and 6.66% at March 31, 2010. Net charge-offs totaled $651,000 during the quarter ended March 31, 2011 as gross charge-offs of $806,000 were partially offset by recoveries of $155,000.

"We continue to actively work with borrowers to restructure loans as appropriate to facilitate positive long term outcomes," added Sand. "We continue to believe that restructuring certain loans is likely to produce the best possible outcome for the Bank and borrowers who have encountered temporary financial setbacks."

Other real estate owned ("OREO") and other repossessed assets decreased by 20% to $10.1 million at March 31, 2011 from $12.6 million at December 31, 2010.
At March 31, 2011 the OREO portfolio consisted of 32 individual properties and four other repossessed assets. The properties consisted of two condominium projects totaling $3.6 million, 19 land parcels totaling $2.7 million, six single family homes totaling $1.6 million, three commercial real estate properties totaling $1.2 million and two land development projects totaling $1.0 million. During the quarter ended March 31, 2011 nine OREO properties and one other repossessed asset totaling $2.49 million were sold for a net gain of $533,000.


Balance Sheet Management

Total assets increased 3% to $743.9 million at March 31, 2011 from $722.5 million at December 31, 2010. The increase in total assets was primarily the result of a $21.5 million increase in cash and cash equivalents and $3.5 million increase in net loans receivable. "We continue to build and maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources," said Dean Brydon, Chief Financial Officer. Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 22.0% of total liabilities at March 31, 2011 compared to 19.5% at December 31, 2010 and 16.5% one year ago.

Net loans receivable increased 1% to $527.2 million at March 31, 2011 from $523.8 million at December 30, 2010. "The loan mix in our portfolio and the risk profile of the portfolio continues to improve," said Brydon. "Overall, we have reduced our total exposure to construction and land development loans by 35% from one year ago and by 59% from two years ago." Timberland continues to originate non-speculative owner / builder single family construction loans and certain commercial real estate construction loans, but has dramatically reduced its exposure to speculative residential construction loans.

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Timberland Q2 Earnings
April 26, 2011
Page 3

LOAN PORTFOLIO
($ in thousands)                    March 31, 2011      Dec. 31, 2010       March 31, 2010
                                   Amount   Percent    Amount   Percent    Amount    Percent
                                  -------   -------    ------   -------    ------    -------
Mortgage Loans:
  One-to-four family             $115,193      21%    $116,631      21%   $113,295     20%
  Multi-family                     29,724       5       29,419       5      33,236      6
  Commercial                      224,489      40      217,845      39     198,171     34
  Construction and land
   development                     65,325      12       68,081      12     100,938     18
  Land                             57,643      10       58,334      11      63,856     11
                                 --------     ---     --------     ---    --------    ---
    Total mortgage loans          492,374      88      490,310      88     509,496     89

Consumer Loans:
  Home equity and second
   mortgage                        37,478       7       37,239       7      39,303      7
  Other                             8,512       1        8,939       2       9,477      1
                                 --------     ---     --------     ---    --------    ---
    Total consumer loans           45,990       8       46,178       9      48,780      8

Commercial business loans          19,605       4       17,452       3      18,173      3
                                 --------     ---     --------     ---    --------    ---
Total loans                       557,969     100%     553,940     100%    576,449    100%
                                              ===                  ===                ===
Less:
  Undisbursed portion of
   construction loans in process  (16,884)             (16,288)            (18,824)
  Deferred loan origination fees   (2,060)              (2,153)             (2,286)
  Allowance for loan losses       (11,798)             (11,749)            (16,687)
                                 --------             --------            --------
Total loans receivable, net      $527,227             $523,750            $538,652
                                 ========             ========            ========

CONSTRUCTION LOAN COMPOSITION
($ in thousands)                    March 31, 2011        Dec. 31, 2010         March 31, 2010
                                            Percent               Percent               Percent
                                            of Loan               of Loan               of Loan
                                  Amount    Portfolio    Amount   Portfolio    Amount   Portfolio
                                  ------    ---------    ------   ---------    ------   ---------
Custom and owner / builder       $29,375        5%      $32,483        5%    $ 29,101       5%
Speculative one- to four-family    3,013        1         3,469        1       10,070       2
Commercial real estate            24,863        4        23,869        4       40,369       7
Multi-family (including
 condominium)                      3,905        1         2,938        1        6,135       1
Land development                   4,169        1         5,322        1       15,263       3
                                 -------       --       -------       --     --------      --
  Total construction loans       $65,325       12%      $68,081       12%    $100,938      18%
                                 =======       ==       =======       ==     ========      ==



Timberland's loan originations totaled $38.3 million for the quarter ended March 31, 2011 compared to $49.1 million for the preceding quarter and $42.6 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended March 31, 2011, $11.4 million of one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $26.9 million for the preceding quarter and $13.5 million for the quarter ended one year ago.

The Bank's land loan portfolio decreased to $57.6 million at March 31, 2011 from $58.3 million at December 31, 2010. The portfolio consists of 428 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan size for the entire land portfolio was approximately $135,000 at March 31, 2011.

Timberland's mortgage-backed securities ("MBS") and other investments decreased by $516,000 during the quarter to $12.4 million at March 31, 2011 from $12.9 million at December 31, 2010, primarily as a result of prepayments and scheduled amortization. During the quarter ended March 31, 2011, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $37,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At March 31, 2011 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $4.3 million from an original acquired balance of $15.3 million.

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Timberland Q2 Earnings
April 26, 2011
Page 4

DEPOSIT BREAKDOWN
($ in thousands)
                   March 31, 2011       Dec. 31, 2010        March 31, 2010
                  Amount   Percent    Amount    Percent     Amount    Percent
                  ------   -------    ------    -------     ------    -------
Non-interest
 bearing         $ 58,957     10%    $ 51,519        9%    $ 49,870       9%
N.O.W. checking   159,410     27      157,411       27      141,119      26
Savings            75,004     12       69,168       12       64,800      12
Money market       59,306     10       58,756       10       57,716      10
Certificates of
 deposit under
 $100             148,978     25      148,296       26      144,957      26
Certificates of
 deposit $100
 and over          95,508     16       92,244       16       89,262      16
Certificates of
 deposit -
 brokered             - -    - -          - -      - -        4,000       1
                 --------    ---     --------      ---     --------     ---
  Total
   deposits      $597,163    100%    $577,394      100%    $551,724     100%
                 ========    ===     ========      ===     ========     ===

Total deposits increased 3% to $597.2 million at March 31, 2011, from $577.4 million at December 31, 2010 primarily as a result of a $7.4 million increase in non-interest bearing account balances, a $5.8 million increase in savings account balances, a $3.9 million increase in CD account balances and a $2.0 million increase in N.O.W. checking account balances.

Total shareholders' equity increased $1.02 million to $87.58 million at March 31, 2011, from $86.56 million at December 31, 2010. The increase in equity was primarily a result of net income for the quarter, net of accrued dividends on preferred stock. Timberland continues to remain very well capitalized with a total risk based capital ratio of 16.70% and a Tier 1 leverage capital of 11.37%. Book value per common share was $10.18 and tangible book value per common share was $9.31 at March 31, 2011.


Operating Results

Fiscal second quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights ("MSRs")), was $8.29 million compared to $8.78 million for the immediately prior quarter and $8.45 million for the comparable quarter one year ago. Operating revenue was higher in the immediately prior quarter primarily due to a higher level of gains on sale of loans, a larger valuation recovery on MSRs and a gain on sale of agency mortgage backed securities during the quarter ended December 31, 2010. For the first six months of fiscal 2011, operating revenue decreased slightly to $17.08 million from $17.13 million for the first six months of fiscal 2010 primarily due to a decrease in net interest income before provision for loan losses.

Net interest income increased to $6.35 million for the quarter ended March 31, 2011, from $6.33 million for the immediately prior quarter and decreased from $6.45 million for the comparable quarter one year ago. The net interest margin for the current quarter of 3.78% was relatively unchanged from the 3.82% margin reported in the quarter immediately prior and declined from the 3.92% margin reported for the comparable quarter one year ago. The decrease in net interest margin was primarily due to placing an increased level of liquidity in overnight investments. The net interest margin was reduced by approximately five basis points for the quarter ended March 31, 2011 by the reversal of interest income on loans placed on non-accrual status during the quarter. For the first six months of fiscal 2011, net interest income decreased 1% to $12.68 million from $12.84 million for the first six months of fiscal 2010. Timberland's net interest margin for the first six months of fiscal 2011 was 3.80% compared to 3.94% for the first six months of fiscal 2010.

Timberland provisioned $700,000 to its loan loss allowance for the quarter ended March 31, 2011, compared to $900,000 in the preceding quarter and $5.2 million in the comparable quarter one year prior. For the first six months of fiscal 2011, the provision for loan losses totaled $1.6 million compared to $7.8 million in the first six months of fiscal 2010. Net charge-offs for the quarter ended March 31, 2011 totaled $651,000 compared to $415,000 for the quarter ended December 31, 2010 and $3.44 million for the quarter ended March 31, 2010. Fiscal year to date, net charge-offs were $1.1 million compared to $5.3 million for the first six months of fiscal 2010.

Non-interest income decreased to $2.11 million for the quarter ended March 31, 2011, from $2.95 million for the immediately prior quarter and increased from $430,000 for the comparable quarter one year ago. Non-interest income was higher in the immediately prior quarter primarily due to gains on sale of loans, which were $435,000 higher in the quarter ended December 31, 2010 than in the quarter ended March 31, 2011 and recording a $634,000 non-cash valuation allowance recovery for the Bank's MSR asset during the quarter ended December 31, 2010. The higher gains on sale of loans during the immediately

Timberland Q2 Earnings
April 26, 2011
Page 5

prior quarter were primarily due to a higher dollar amount of fixed rate single family home loans sold into the secondary market due to increased refinance activity facilitated by historically low mortgage rates. Timberland recorded a valuation allowance recovery on the MSR asset of $206,000 during the current quarter and has now recovered $840,000 of the $890,000 valuation allowance recorded during the September 30, 2010 quarter. "With refinancing activity diminishing towards the end of the first fiscal 2011 quarter, the average life of loans comprising the MSR asset increased, and we have been able to recover most of the valuation allowance over the last two quarters," said Brydon. Year to date, non-interest income increased to $5.06 million from $2.40 million for the first six months of fiscal 2010, primarily due to a reduction in the OTTI charges recorded and the MSR valuation allowance recovery.

Total operating (non-interest) expenses decreased 3% to $6.18 million for the second fiscal quarter from $6.38 million for the immediately prior quarter and 8% from $6.69 million for the comparable quarter one year ago. The decrease in expenses compared to the immediately prior quarter was primarily due to a $422,000 decrease in OREO related expenses. The decreased OREO related expenses for the current quarter were primarily due to the sale of $2.49 million in OREO properties for a net gain of $533,000, which offset other OREO related expenses incurred during the quarter. The decreased OREO expenses were partially offset by increased foreclosure and loan administration related expenses which are reflected in the other non-interest expense category. Year to date, operating expenses increased 3% to $12.55 million from $12.19 million for the first six months of fiscal 2010, primarily due to increased salary and employee benefits expense, increased D&O insurance expense and increased foreclosure and loan administration related expenses. Also affecting the comparison was a change in the Bank's vacation accrual policy during the prior year which reduced the salaries and employee benefits expense by $164,000 for the six months ended March 31, 2010.


About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).


Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could

Timberland Q2 Earnings
April 26, 2011
Page 6

fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Q2 Earnings
April 26, 2011
Page 7

TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS              Three Months Ended
($ in thousands, except per share amounts)  March 31,    Dec. 31,    March 31,
(unaudited)                                     2011        2010         2010
                                            --------     --------    --------
  Interest and dividend income
  Loans receivable                           $8,240       $8,534      $8,832
  MBS and other investments                     162          182         239
  Dividends from mutual funds                     8            8           9
  Interest bearing deposits in banks             83           87          77
                                             ------       ------     -------
    Total interest and dividend income        8,493        8,811       9,157
                                             ------       ------     -------
  Interest expense
  Deposits                                    1,591        1,751       1,958
  FHLB advances and other borrowings            550          729         753
                                             ------       ------     -------
    Total interest expense                    2,141        2,480       2,711
                                             ------       ------     -------
    Net interest income                       6,352        6,331       6,446

  Provision for loan losses                     700          900       5,195
                                             ------       ------     -------
    Net interest income after provision
     for loan losses                          5,652        5,431       1,251
                                             ------       ------     -------
  Non-interest income
  OTTI on MBS and other investments, net        (35)        (136)     (1,556)
  Realized loss on MBS and other investments     (2)         - -          (1)
  Gain on sale of MBS and other investments     - -           79         - -
  Service charges on deposits                   898          984       1,022
  Gain on sale of loans, net                    266          701         300
  Bank owned life insurance ("BOLI") net
   earnings                                     118          122         115
  Servicing income (expense) on loans sold       16          (36)         25
  Valuation recovery (allowance)
   on mortgage servicing rights ("MSRs")        206          634         (22)
  ATM transaction fees                          458          411         386
  Other                                         183          192         161
                                             ------       ------     -------
    Total non-interest income, net            2,108        2,951         430
                                             ------       ------     -------
  Non-interest expense
  Salaries and employee benefits              3,115        3,127       2,921
  Premises and equipment                        675          694         702
  Advertising                                   201          167         220
  OREO and other repossessed assets
   expense, net                                   6          428         344
  ATM expenses                                  206          175         171
  FDIC insurance                                332          340         806
  Insurance                                      89          154         109
  Postage and courier                           146          115         142
  Amortization of core deposit intangible
   ("CDI")                                       42           42          48
  State and local taxes                         160          160         153
  Professional fees                             196          182         196
  Other                                       1,010          792         880
                                             ------       ------     -------
    Total non-interest expense                6,178        6,376       6,692
                                             ------       ------     -------

Income (loss) before income taxes             1,582        2,006      (5,011)
Provision (benefit) for income taxes            499          647      (1,833)
                                             ------       ------     -------
  Net income (loss)                          $1,083       $1,359     $(3,178)
                                             ======       ======     =======

Preferred stock dividends                    $ (208)      $ (208)    $  (208)

Timberland Q2 Earnings
April 26, 2011
Page 8

Preferred stock discount accretion              (56)         (54)        (52)
                                             ------       ------     -------
Net income (loss) to common shareholders     $  819       $1,097     $(3,438)
                                             ======       ======     =======
Net income (loss) per common share:
  Basic                                      $ 0.12       $ 0.16     $ (0.51)
  Diluted                                    $ 0.12       $ 0.16     $ (0.51)
Weighted average common shares outstanding:
  Basic                                   6,745,250    6,745,250   6,713,958
  Diluted                                 6,745,250    6,745,250   6,713,958

Timberland Q2 Earnings
April 26, 2011
Page 9

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS              Six Months Ended
($ in thousands, except per share)            March 31,      March 31,
(unaudited)                                       2011           2010
                                               -------        -------
Interest and dividend income
Loans receivable                               $16,774        $17,897
Investments and mortgage-backed securities         344            456
Dividends from mutual funds                         16             18
Interest bearing deposits in banks                 170            128
                                               -------        -------
  Total interest and dividend income            17,304         18,499

Interest expense
Deposits                                         3,342          4,036
FHLB advances and other borrowings               1,279          1,626
                                               -------        -------
  Total interest expense                         4,621          5,662
                                               -------        -------
  Net interest income                           12,683         12,837

Provision for loan losses                        1,600          7,795
                                               -------        -------
  Net interest income after provision for
   loan losses                                  11,083          5,042
                                               -------        -------
Non-interest income

OTTI on MBS and other investments, net            (171)        (1,876)
Realized loss on MBS and other investments          (2)           (17)
Gain on sale of MBS and other investments           79            - -
Service charges on deposits                      1,882          2,152
Gain on sale of loans, net                         967            749
BOLI net earnings                                  240            249
Servicing income (expense) on loans sold           (20)            54
Valuation recovery (allowance) on MSR's            840            (22)
ATM transaction fees                               869            747
Other                                              376            363
                                               -------        -------
  Total non-interest income, net                 5,060          2,399
                                               -------        -------
Non-interest expense
Salaries and employee benefits                   6,243          5,902
Premises and equipment                           1,369          1,403
Advertising                                        368            392
OREO and other repossessed assets expense, net     434            395
ATM expenses                                       380            326
FDIC insurance                                     672          1,005
Insurance                                          243            129
Postage and courier                                261            270
Amortization of CDI                                 83             95
State and local taxes                              320            294
Professional fees                                  377            368
Other                                            1,804          1,611
                                               -------        -------
  Total non-interest expense                    12,554         12,190
                                               -------        -------
Income (loss) before income taxes                3,589         (4,749)
Provision (benefit) for income taxes             1,147         (1,795)
                                               -------        -------
Net income (loss)                              $ 2,442        $(2,954)
                                               =======        =======
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Timberland Q2 Earnings
April 26, 2011
Page 10


Preferred stock dividends                      $  (416)       $  (416)
Preferred stock discount accretion                (110)          (103)
                                               -------        -------
Net income (loss) to common shareholders       $ 1,916        $(3,473)
                                               =======        =======
Net income (loss) per common share:
  Basic                                        $  0.28        $ (0.52)
  Diluted                                      $  0.28        $ (0.52)
Weighted average common shares outstanding:
  Basic                                      6,745,250      6,711,950
  Diluted                                    6,745,250      6,711,950

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Timberland Q2 Earnings
April 26, 2011
Page 11

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
(unaudited)                                  March 31,    Dec. 31,  March 31,
                                                 2011        2010       2010
                                             --------    --------   --------
Assets
Cash and due from financial institutions     $ 11,126    $  8,955   $  9,883
Interest-bearing deposits in other banks      107,871      88,516     65,574
                                             --------    --------   --------
  Total cash and cash equivalents             118,997      97,471     75,457
                                             --------    --------   --------
Certificate of deposits ("CDs") held for
 investment, at cost                           17,430      18,501     18,108
Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost           4,497       4,715      5,982
  Available for sale, at fair value             7,893       8,191     12,225
FHLB stock                                      5,705       5,705      5,705

Loans receivable                              537,856     533,646    554,880

Loans held for sale                             1,169       1,853        459
Less: Allowance for loan losses               (11,798)    (11,749)   (16,687)
                                             --------    --------   --------
  Net loans receivable                        527,227     523,750    538,652
                                             --------    --------   --------

Premises and equipment, net                    17,106      17,237     17,751
OREO and other repossessed assets, net         10,140      12,612     13,477
BOLI                                           13,640      13,522     13,158
Accrued interest receivable                     2,674       2,706      2,996
Goodwill                                        5,650       5,650      5,650
Core deposit intangible                           481         522        659
Mortgage servicing rights, net                  2,702       2,587      2,678
Prepaid FDIC insurance assessment               2,653       2,959      3,863
Other assets                                    7,063       6,357      8,415
                                             --------    --------   --------
  Total assets                               $743,858    $722,485   $724,776
                                             ========    ========   ========
Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand        $ 58,957    $ 51,519   $ 49,870
Deposits: Interest-bearing                    538,206     525,875    501,854
                                             --------    --------   --------
  Total deposits                              597,163     577,394    551,724
                                             --------    --------   --------

FHLB advances                                  55,000      55,000     75,000
Federal Reserve Bank of San Francisco
 borrowings                                        --          --     10,000
Repurchase agreements                             595         642        445
Other liabilities and accrued expenses          3,519       2,887      2,738
                                             --------    --------   --------
  Total liabilities                           656,277     635,923    639,907
                                             --------    --------   --------
Shareholders' equity
Preferred stock, $.01 par value; 1,000,000
 shares authorized; 16,641 shares, Series A,
 issued and outstanding
 Series A shares: $1,000 per share
 liquidation value                             15,875      15,818     15,657
Common stock, $.01 par value; 50,000,000
 shares authorized; 7,045,036 shares
 issued and outstanding                        10,410      10,389     10,357
Unearned shares-Employee Stock Ownership
 Plan                                          (2,115)     (2,181)    (2,379)
Retained earnings                              64,153      63,335     62,098
Accumulated other comprehensive loss             (742)       (799)      (864)
                                             --------    --------   --------
  Total shareholders' equity                   87,581      86,562     84,869
                                             --------    --------   --------
  Total liabilities and shareholders'
   equity                                    $743,858    $722,485   $724,776
                                             ========    ========   ========

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Timberland Q2 Earnings
April 26, 2011
Page 12

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)

                                                    Three Months Ended
                                           ----------------------------------

                                           March 31,     Dec. 31,    March 31,
                                               2011         2010         2010
                                           -------       -------    --------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)          0.59%         0.75%      (1.78)%
Return (loss) on average equity (a)          5.00%         6.35%     (14.56)%
Net interest margin (a)                      3.78%         3.82%        3.93%
Efficiency ratio                            73.03%        68.69%       97.32%

                                                      Six Months Ended
                                           ---------------------------------
                                           March 31,                March 31,
                                               2011                     2010
                                           --------                 --------
Return (loss) on average assets (a)          0.67%                    (0.84)%
Return (loss) on average equity (a)          5.67%                    (6.75)%
Net interest margin (a)                      3.80%                      3.94%
Efficiency ratio                            70.75%                     80.01%

                                           March 31,     Dec. 31,   March 31,
                                              2011          2010        2010
                                           -------       -------    --------
ASSET QUALITY RATIOS:
Non-accrual loans                          $23,675       $26,166     $26,351
Past due 90 days and still accruing            305           305       5,216
Non-performing investment securities         3,355         3,325       3,262
OREO and other repossessed assets           10,140        12,612      13,477
                                           -------       -------     -------
Total non-performing assets (b)            $37,475       $42,408     $48,306
                                           =======       =======     =======

Non-performing assets to total assets (b)     5.04%         5.87%       6.66%
Net charge-offs during quarter             $   651       $   415     $ 3,439
Allowance for loan losses to non-accrual
 loans                                          50%           45%         63%
Allowance for loan losses to loans
 receivable, net (c)                          2.19%         2.19%       3.00%
Troubled debt restructured loans on
 accrual status (d)                        $22,447       $ 8,841     $ 8,358

CAPITAL RATIOS:
Tier 1 leverage capital                      11.37%        11.37%      11.27%
Tier 1 risk based capital                    15.44%        15.28%      14.04%
Total risk based capital                     16.70%        16.54%      15.31%
Tangible capital to tangible assets (e)      11.04%        11.22%      10.93%

BOOK VALUES:
Book value per common share                $ 10.18       $ 10.04     $ 10.18
Tangible book value per common share (e)   $  9.31       $  9.17     $  9.26

------------
(a) Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets. Troubled debt restructured loans on accrual status are not included.
(c) Includes loans held for sale and is before the allowance for loan losses.
(d) Does not include troubled debt restructured loans totaling $4,671, $6,756 and $10,265 reported as non-accrual loans at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

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Timberland Q2 Earnings
April 26, 2011
Page 13

AVERAGE BALANCE SHEETS:                              Three Months Ended
                                           ----------------------------------
                                           March 31,     Dec. 31,    March 31,
                                               2011         2010         2010
                                           -------       -------    --------
Average total loans                        $536,454     $539,007    $562,335
Average total interest-earning assets (a)   672,179      663,761     655,357
Average total assets                        731,019      722,007     712,205
Average total interest-bearing deposits     530,192      523,221     496,148
Average FHLB advances and other borrowings   55,486       55,546      76,561
Average shareholders' equity                 86,678       85,596      87,333

                                                     Six Months Ended
                                            ---------------------------------
                                            March 31,                March 31,
                                                2011                     2010
                                            --------                 --------
Average total loans                         $537,745                 $561,851
Average total interest-earning assets (a)    667,895                  652,020
Average total assets                         726,458                  706,827
Average total interest-bearing deposits      526,668                  485,406
Average FHLB advances and other borrowings    55,516                   81,099
Average shareholders' equity                  86,131                   87,547

  __________________________________
---------------
(a)  Includes loans on non-accrual status